Exhibit 99.2

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Press Release

FOR IMMEDIATE RELEASE	September 6, 2024

Bob Pragada Appointed Chair of Jacobs Board of Directors; Louis Pinkham Named Lead Independent Director

DALLAS – Jacobs (NYSE:J) announced today that Bob Pragada, Jacobs’ CEO, has been appointed to the additional position of Chair of the Board effective upon close of the separation of its Critical Mission Solutions and Cyber and Intelligence businesses. Pragada becomes the fourth Chair in the company’s history.
Steve Demetriou, who has served as Chair since 2016, will be joining Amentum as their new Executive Chair following the separation, where he will bring his wealth of experience and leadership to guide that company's continued success.

During Steve’s tenure as Chair, he led Jacobs through a period of substantial growth and transformation. Under his leadership, the company expanded its global footprint, diversified its portfolio, and solidified its position as a leader in sustainability and technology-driven solutions.

Pragada joined Jacobs in 2006, becoming CEO and joining the Board in 2023 following several successful senior leadership roles. His appointment as Chair reflects his deep commitment to Jacobs' mission and his vision for the company's future.

"We are excited to have Bob Pragada step into the role of Chair," said Steve Demetriou. "His leadership and experience have been instrumental in shaping Jacobs into the great company it is today. I am confident Bob will continue to drive the company forward with the same passion and dedication that has defined his career."

"I am deeply honored and proud to be appointed Chair of Jacobs, a company where I have spent the last 18 years of my career. I’m looking forward to continuing to work with our Board of Directors, our leadership team and our employees to deliver solutions for some of the world’s toughest challenges. On behalf of the entire Jacobs team, I want to express our deepest gratitude to Steve for his exceptional leadership and unwavering commitment to Jacobs," said Bob Pragada. "Steve's vision and guidance have been pivotal in positioning Jacobs as a global leader, and we wish him all the best in his new role at Amentum."

Jacobs remains dedicated to pushing the boundaries of innovation and delivering world-class solutions to its clients. With Bob Pragada at the helm as both CEO and Chair, the company is well-positioned to continue its trajectory of growth and excellence.

Following the successful closure of the CMS transaction, Jacobs’ current Lead Independent Director, Chris Thompson, will move to the Amentum Board, and Louis Pinkham has been elected to serve as Lead Independent Director. Pinkham, currently CEO of Regal Rexnord, joined the Jacobs Board in Sept 2023.

At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With approximately $16 billion in annual revenue and a talent force of more than 60,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. Visit jacobs.com and connect with Jacobs on Facebook, Instagram, LinkedIn and X.
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Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” and similar words are intended to identify forward-looking statements. We base these forward-looking statements on management's current estimates and expectations, as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements including, but not limited to, our plans to spin off and merge with Amentum our Critical Missions Solutions business and a portion of our Divergent Solutions business in a proposed transaction that is intended to be tax-free to stockholders for U.S. federal income tax purposes, the timing of the award of projects and funding and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act and other legislation related to governmental spending, as well as general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets, the possibility of a recession or economic downturn, geopolitical events and conflicts, and the impact of any future pandemic or infectious disease outbreak, including the related reaction of governments on global and regional market conditions, among others. For a description of some additional factors that may occur that could cause actual results to differ from our forward-looking statements, see the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recently filed Annual Report on Form 10-K, and Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations; Item 1 - Legal Proceedings; and Item 1A - Risk Factors in our most recently filed Quarterly Report on Form 10-Q, as well as the company's other filings with the Securities and Exchange Commission. The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

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